EXHIBIT 8.01

Our subsidiaries, each of which is incorporated under the laws of the Federative Republic of Brazil, are listed below.

Imobiliária Araucária Ltda.

Imobiliária Cajueiro Ltda.

Imobiliária Ceibo Ltda.

Imobiliária Cremaq Ltda.

Imobiliária Engenho de Maracaju Ltda.

Imobiliária Flamboyant Ltda.

Imobiliária Mogno Ltda.

Jaborandi Agrícola Ltda.

Imobiliária Jaborandi Ltda.

Imobiliária Ipê Ltda.

Palmeiras S.A.

Morotí S.A.

FIM Guardian – Fundo de Investimento Multimercado Crédito o Privado Exclusivo Guardian—Guardian Multi Strategy (aka Hedge Fund) Private Debt Securities Exclusive Fund.

* FIM Guardian is a openedend investment fund, intended to receive applications exclusively from BrasilAgro’s resources